UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C 20549

SCHEDULE 14A
(Rule 14a-101)

Proxy Statement Pursuant To Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No. __)

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Preliminary Proxy Statement
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☒	Definitive Proxy Statement
	Definitive Additional Materials

	Soliciting Material Pursuant to §240.14a-12

ANDALAY SOLAR, INC.
(Name of Registrant as Specified in Its Charter)

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Andalay Solar Inc. phone: 888-395-2248 fax: 408-395-7979 www.andalaysolar.com
Corporate Headquarters: 48900 Milmont Drive, Fremont, CA 94538

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
June 9, 2015
9:30 a.m. (Pacific Daylight Time)

To the Stockholders of Andalay Solar, Inc:

Notice is hereby given that the Annual Meeting of Stockholders of Andalay Solar, Inc. (the “Company” or “Andalay Solar”), a Delaware corporation, will be held at our principal corporate offices, which after May 1, 2015 will be located at 48900 Milmont Drive, Fremont, CA 94538 on June 9, 2015, at 9:30 a.m. (Pacific Daylight Time) for the following purposes:

1.	To elect four (4) directors to the Board of Directors to a one year term;
2.	To approve an amendment to our Certificate of Incorporation to increase the number of authorized shares of Common Stock of the Company from 500,000,000 to 2,500,000,000;
3.
To approve the Sixth Modification to the 2006 Incentive Stock Plan (the “Stock Plan”), which will extend the term of the Stock Plan from its current 2016 termination date to 2021; we refer to this proposal and proposal No.5 as the “Sixth Modification to the 2006 Incentive Stock Plan;”

4.	To approve the Sixth Modification to the Stock Plan, which will increase the total number of shares of stock that Andalay Solar, Inc. will have the authority to issue from 50 million to 125 million;
5.	To ratify the appointment of Burr Pilger Mayer, Inc. as the Company's independent registered public accounting firm for the year ending December 31, 2015;
6.
To approve any adjournments of the meeting to another time or place, if necessary in the judgment of the proxy holders, for the purpose of soliciting additional proxies in favor of any of the foregoing proposals; and

7.	To consider and act upon such other business as may properly come before the Annual Meeting or any adjournment(s) or postponement(s) thereof.

Our Board of Directors recommends a vote FOR the nominees for director under Item 1 and FOR Items 2, 3, 4, 5 and 6. Stockholders of record at the close of business on April 21, 2015 are entitled to notice of, and to vote at, this meeting and any adjournment or postponement. For ten days prior to the meeting, a complete list of stockholders entitled to vote at the meeting will be available for examination by any stockholder, for any purpose relating to the meeting, during ordinary business hours at our principal corporate offices described above.

Whether or not you plan to attend the Annual Meeting, please mark, sign, date and promptly return the accompanying Proxy. You may revoke your Proxy at any time before it is voted.

Stockholders are cordially invited to attend the meeting in person. Please indicate on the enclosed Proxy whether you plan to attend the meeting. Stockholders may vote in person if they attend the meeting even though they have executed and returned a Proxy.

By Order of the Board of Directors,

Steven Chan
Chief Executive Officer, President, and Interim Chief Financial Officer

Dated: April 22, 2015

IMPORTANT: Please vote your shares via telephone or the Internet, as described in the accompanying materials, to assure that your shares are represented at the meeting, or, if you received a paper copy of the proxy card by mail, you may mark, sign and date the proxy card and return it in the enclosed postage-paid envelope. If you attend the meeting, you may choose to vote in person even if you have previously voted your shares.

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE ANNUAL MEETING OF STOCKHOLDERS TO BE HELD ON JUNE 9, 2015: Our Proxy Statement is attached. Financial and other information concerning the Company is contained in our Annual Report on Form 10-K for the year ended December 31, 2014. A complete set of proxy materials relating to our annual meeting is available on the Internet. These materials, consisting of the Notice of Annual Meeting, Proxy Statement, Proxy Card and Annual Report to Stockholders, may be viewed at http://ir.Andalaysolar.com/Shareholder_meeting.cfm.

The Company is providing the following directions to the location of the meeting:

Directions from Northern California (San Francisco International Airport)

Get on US-101 S from Airport Access Rd
Merge onto US-101 S
Take the exit onto CA-237 E toward Alviso/Milpitas
Take the exit on the left toward I-880 N
Keep left at the fork, follow signs for Interstate 880 N/Oakland
Keep right at the fork and merge onto I-880 N
Take the Dixon Landing Rd exit
Turn left onto Milmont Drive in Fremont
Destination will be on the right.
48900 Milmont Drive, Fremont, CA 94538

Directions from Southern California

US-101 N toward San Jose
Take the exit onto I-880 N toward Oakland
Take the Dixon Landing Rd exit
Turn left onto Milmont Drive in Fremont
Destination will be on the right.
48900 Milmont Drive, Fremont, CA 94538

Page
Proxy Statement For Annual Meeting of Stockholders on June 9, 2015	1
Solicitation and Voting	1
Election of Directors (Proposal No. 1)	3
Amendment to our Certificate of Incorporation to increase the number of authorized shares of Common Stock (Proposal No. 2)	9
Approval of the Sixth Modification to the 2006 Incentive Stock Plan, extending the term to 2021 (Proposal No. 3)	11
Approval of the Sixth Modification to the 2006 Incentive Stock Plan, increasing the number of shares reserved under the Plan to 125,000,000 (Proposal No. 4)	16
Ratification of Appointment of the Company’s Independent Registered Public Accounting Firm (Proposal No. 5)	17
Board of Directors Audit Report	18
Approval of Adjournment of Meeting for Purpose of Soliciting Additional Proxies (Proposal No. 6)	19
Executive Compensation	20
Voting Securities and Principal Holders	27
Other Matters	28

ANDALAY SOLAR, INC.
48900 Milmont Drive
Fremont, CA 94538

Telephone: (888) 395-2248
_____________________________

This Proxy Statement and the accompanying Notice of Annual Meeting of Stockholders and proxy card are furnished to stockholders of Andalay Solar, Inc., a Delaware corporation (“Andalay Solar” or the “Company”), in connection with the solicitation by order of the Board of Directors of the Company of proxies for use at the annual meeting of stockholders (the “Annual Meeting”) to be held on Tuesday, June 9, 2015 at the Company’s corporate offices, which after May 1, 2105 will be located at 48900 Milmont Drive, Fremont, California 94538, at 9:30 a.m. (Pacific Daylight Time), and at any adjournment thereof, for the purposes set forth in the accompanying Notice of Annual Meeting of Stockholders. These proxy materials and the accompanying Annual Report on Form 10-K for the year ended December 31, 2014, are being provided on or about April 21, 2015 to stockholders of the Company entitled to vote at the Annual Meeting.

Andalay Solar has been in business since February 23, 2001. The Company’s corporate headquarters are located at 48900 Milmont Drive, Fremont, California 94538. The Company’s telephone number is (888) 395-2248.

As indicated in the Notice of Annual Meeting of Stockholders, the Company’s Annual Meeting has been called to: (i) elect four (4) directors to the Board of Directors for the ensuing year; (ii) approve an amendment to our  Certificate of Incorporation to increase the number of authorized shares of common stock par value $0.001 per share of the Company (the “Common Stock”) from 500,000,000 to 1,250,000,000; (iii) approve the Sixth Modification to the 2006 Incentive Stock Plan to extend the Plan until 2021; (iv) approve the Sixth Modification to the 2006 Incentive Stock Plan to increase the shares of Common Stock  reserved under the plan to 125,000,000; and (vi) ratify the appointment of Burr Pilger Mayer, Inc. as the Company’s independent registered public accounting firm for the year ending December 31, 2015; (vi) approve any adjournments of the meeting to another time or place, if necessary in the judgment of the proxy holders, for the purpose of soliciting additional proxies in favor of any of the foregoing proposals consider; and (vii) act upon such other business as may properly come before the Annual Meeting or any adjournment thereof.

SOLICITATION AND VOTING

Voting Rights and Outstanding Shares

Only stockholders of record at the close of business on April 21, 2015 (the “Record Date”) are entitled to notice of and to vote at the Annual Meeting. The voting securities of the Company issued and outstanding on the Record Date consisted of 398,153,951 shares (the “Shares”) of Common Stock, and entitle the holders thereof to one vote per Share. There was no other class of voting securities of the Company outstanding on such date. The presence at the Annual Meeting in person or by proxy of holders of a majority of the Shares entitled to vote is required for a quorum.
The election of directors will be determined based upon the affirmative vote of a plurality of the Shares present at the Annual Meeting. The affirmative vote of the holders of a majority of the issued and outstanding shares of our Common Stock is required to approve the proposal to amend our Certificate of Incorporation to increase the number of authorized shares of Common Stock from 500,000,000 to 1,250,000,000. Approval for each of the other proposals being submitted to the stockholders requires the affirmative vote of a majority of the votes cast at the Annual Meeting by the holders of the shares of Common Stock entitled to vote on such proposals. Shares of Common Stock which are voted to abstain on any proposal are counted as votes cast, and therefore have the same effect as a vote against the proposal.

Votes for and against, abstentions and broker “non-votes” are included for purposes of determining whether a quorum of Shares is present at the Annual Meeting. A broker “non-vote” occurs when a broker or nominee holding shares of Common Stock for a beneficial owner does not vote on a particular proposal because the broker or nominee does not have discretionary voting power with respect to that item and has not received instructions from the beneficial owner. Broker “non-votes” are not included in the tabulation of the voting results on the election of directors or on proposals requiring approval of a majority of the votes cast and, therefore, do not have the effect of votes in opposition in such tabulations; however, they will have the effect as a vote against the proposal to amend our Certificate of Incorporation to increase the number of authorized shares of Common Stock from 500,000,000 to 1,250,000,000 because we are seeking the approval of a majority of the holders of the outstanding shares of Common Stock.

Votes cast by proxy or in person at the Annual Meeting will be tabulated by persons appointed by our Board of Directors to act as Inspectors of Election for the Annual Meeting, as provided by our By-laws. The Inspectors of Election will count the total number of votes cast for approval of each proposal for purposes of determining whether sufficient affirmative votes have been cast.

Solicitation of Proxies

All expenses in connection with the solicitation of proxies will be borne by us. We expect that the solicitation will be made primarily by mail and e-mail, but our regular employees or representatives may also solicit proxies by telephone, facsimile, e-mail or in person, without additional compensation. We will, upon request, reimburse brokerage houses and persons holding shares of Common Stock in the names of their nominees for their reasonable expenses in sending proxy material to their principals. In addition, we have retained Morrow & Co. LLC, 470 West Avenue, Stamford, Connecticut 06902, for assistance in connection with the annual meeting at a cost of approximately $5,000 plus reasonable expenses.

Voting Instructions

All shares of Common Stock represented by properly executed proxies received before or at the Annual Meeting will, unless the proxies are revoked, be voted in accordance with the instructions indicated on those proxies. If no instructions are indicated on the proxy, the shares of Common Stock will be voted as the Board of Directors recommends on each proposal. All proxies delivered pursuant to this solicitation may be revoked by the person executing the same at any time prior to the time they are voted. A proxy may be revoked by notice in writing received at our office, Attention: President, by execution of a subsequent proxy or by attendance and voting in person at the Annual Meeting. Attendance at the Annual Meeting will not automatically revoke the proxy.

Stockholders whose shares of Common Stock are registered in their own names may vote by returning a proxy card. Specific instructions to be followed by any registered stockholder interested in voting via the Internet or by telephone are set forth in these materials. The Internet and telephone voting procedures are designed to authenticate the stockholder’s identity and to allow the stockholders to vote his or her shares and confirm that his or her voting instructions have been properly recorded. If you do not wish to vote via the Internet or telephone, please complete, sign and return the proxy card in a self-addressed, postage paid envelope provided.

PROPOSAL NO. 1
ELECTION OF DIRECTORS

Directors are to be elected at the annual meeting to hold office until the next annual meeting and until their respective successors are elected and qualified. The By-Laws of the Company (the “By-Laws”) provide that we shall have not less than one nor more than fifteen directors, with the exact number to be fixed by the Board of Directors from time to time. The Board presently consists of seven members, four of whom are standing for re-election. Management has no reason to believe that any of the nominees will be unable or unwilling to serve as a director, if elected. Should any nominee not be a candidate at the time of the Annual Meeting (a situation which is not now anticipated), proxies may be voted in favor of the remaining nominees and may also be voted for a substitute nominee selected by the Board of Directors.

The names of the nominees for director are Mark Kalow, Ron Kenedi, Steven Chan and Wei-Tai Kwok. See “Directors and Executive Officers” for information regarding each of the nominees for director.

Recommendation of the Board of Directors

OUR BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE ABOVE-NAMED NOMINEES FOR ELECTION AS OUR DIRECTORS. The proxy provided herewith will be voted FOR the above-named nominees for election as our directors unless the stockholder specifically withholds votes for any or all of the nominees. Pursuant to the By-Laws, directors are elected by a plurality of the votes cast at the Annual Meeting, if a quorum is present. If a quorum is present, each of the four nominees receiving the highest number of votes cast “for” any nominee will be elected. Proxies cannot be voted for more than four nominees. Abstentions, “broker non-votes” and withheld votes will have no effect on the outcome of the vote. Our Certificate of Incorporation does not provide for cumulative voting in the election of directors.

DIRECTORS AND EXECUTIVE OFFICERS

DIRECTORS AND EXECUTIVE OFFICERS

Our current directors and executive officers are as follows:

Name	Age	Position
Steven Chan	47	President, Chief Executive Officer, Interim Chief Financial Officer, Treasurer and Secretary; Director

Wei-Tai Kwok	51	Chief Operating Officer and Director

Mark L. Kalow	60	Chairman of the Board and Lead Director

Ron Kenedi	67	Director

Executive officers are elected annually and serve at the discretion of our Board of Directors.

Steven Chan, Chief Executive Officer, President of the Company, Interim Chief Financial Officer and Director. Mr. Chan has been our Chief Executive Officer, President, acting Chief Financial Officer, Treasurer and Secretary and a Director since April 2014. Our Nominating and Corporate Governance Committee decided that Mr. Chan should serve on our Board based on his expertise in the solar industry and his prior management roles with other solar companies.  Mr. Chan previously served as the Vice President of NRG Energy (NYSE: NRG) from May 2012 to November 2013 serving as head of residential solar for its NRG Home Solar business. Prior to that, Mr. Chan served as EVP, Strategy and System Sales at GCL-Poly Energy Holdings Limited (Hong Kong: 3800) from September 2011 to May 2012 where he helped to build out a system sales division for GCL in North America including establishing and serving as a board member at Sunora Energy Solutions, a joint venture with NRG Energy to focus on utility and commercial solar installations. From 2006 until 2011 he held various positions at Suntech Power Holdings Co., Ltd. (OTC: STPFQ), which included serving as the President of Suntech America and as Suntech’s President of Global Sales and Marketing, Chief Strategy Officer and VP Business Development. Mr. Chan is a graduate of the University of California at Berkeley and received a JD degree from the Boston College Law School.

Wei-Tai Kwok, Chief Operating Officer. Mr. Kwok joined the Company as our Chief Operating Officer in November 2014 and was appointed as a Director in March 2015.  Prior to this, Mr. Kwok was Vice President of Operations in the  NRG Home Solar division of NRG Energy, with responsibility for supply chain, procurement, logistics, engineering and O&M.  From 2009-2012, Mr. Kwok was Vice President of Marketing at Suntech Power, where he had responsibility for growing the brand globally across the Americas, Europe/Middle East and Africa, Asia Pacific, China and Japan. Prior to Suntech, Mr. Kwok spent 17 years in general management as a marketing executive. He was a Managing Director for Isobar, the wholly-owned digital agency network of Aegis Group plc, one of the world's largest marketing communications conglomerates now owned by Dentsu. He was previously President & CEO of Dae Advertising, a top Asian American advertising agency based in San Francisco which he helped co-found in 1990. Mr. Kwok is a graduate of Yale University with a B.A. in Economics & Political Science.

Mark Kalow, Director. Mr. Kalow has been a director since December 2011 and was appointed as Chairman of the Board of Directors in November 2013. Mr. Kalow’s financial management and legal background provides him with a broad understanding of the financial and legal issues facing the Company, the financial markets and the financing opportunities available to the Company. His prior service on the board of other public companies has provided him with a strong corporate governance expertise and an understanding of the proper role and function of the Board. Since 2004, Mr. Kalow has been a Managing Director at Soquel Group, a consulting firm specializing in Intellectual Property and Business Development. He currently serves on the board of directors of Rope Partner (2010), a wind energy service company, Geary LSF (2002), an e-marketing services company, Dogfish Software (2008), a software services provider, and Pure Depth, Inc. (2006), a display technology licensing company. From 2004 through 2008, Mr. Kalow served on the Board of Photoworks, Inc., and from 2008 until March 2015 served on the Board of Propell Corporation, and from 1998 through 1999, served as CEO of Live Picture, Inc. Mr. Kalow graduated in 1975 with a Bachelor of Science degree in Management from the Massachusetts Institute of Technology and in 1977 received a Masters in Business Administration with a concentration in financial management from the University of Chicago.

Ron Kenedi, Director.  Mr. Kenedi has been a director since January 2011. The Board’s Nominating and Corporate Governance Committee decided that Mr. Kenedi should serve on the Company’s Board based on his personal and professional qualities, including his proven integrity, absence of conflicts of interest, sound judgment, achievements in business and company management, business understanding, and available time to dedicate to the role. Mr. Kenedi’s management roles with other solar energy companies and his expertise in the solar industry make him a valuable member of our Board. From 2012 to the present, Mr. Kenedi has been the President of Ron Kenedi Consulting. Mr. Kenedi was the President of LDK Solar USA from 2011 to 2012. From 2002 through 2010, Mr. Kenedi served as vice president of Sharp Electronics Corporation’s Solar Energy Solutions Group. Mr. Kenedi was responsible for the establishment and expansion of Sharp’s North American solar division and played a key role in achieving several milestones in the solar arena. From 1999 to 2002, Mr. Kenedi was vice president of sales and marketing for Photocomm/Kyocera Solar. In this capacity, he created and developed the organization’s dealer network, and expanded Kyocera’s U.S. market share from 5 to 20 percent within two years. Mr. Kenedi launched “SOLA in NOLA,” which supplied solar power systems to New Orleans communities impacted by Hurricane Katrina. Mr. Kenedi has served as a solar industry spokesperson and is a member of the Solar Energy Industry Association (SEIA), the California Solar Energy Industry Association (CALSEIA), the Arizona Solar Energy Industry Association (ARISEIA) and The International Solar Energy Society (ISEIA). In 1969, Mr. Kenedi earned a Bachelor of Arts (Magnum cum Laude), from the State University of New York at Stony Brook.

There are no family relationships among our directors, nominees for director and executive officers.

CORPORATE GOVERNANCE

Certain Relationships and Related Transactions

Our Board of Directors during the year ended December 31, 2014 was comprised of Steven Chan, Edward L. Bernstein, Mark L. Kalow, Ron Kenedi, Margaret Randazzo and Edward Roffman, Each of Mr. Bernstein, Mr. Roffman and Ms. Randazzo have indicated that they will not be standing for re-election to our Board of Directors. Following the Annual Meeting of Stockholders, it is currently anticipated that the Board of Directors will be comprised of four directors. Although our Common Stock is no longer listed on any national securities exchange, for purposes of independence we use the definition of independence applied by The NASDAQ Stock Market LLC. The Board of Directors has determined that, other than Mr. Chan and Mr. Kwok, each of the current members of the Board of Directors is an “independent director.” The following nominees for director are each an “independent director” under the NASDAQ Stock Marketplace Rules: Mark L. Kalow and Ron Kenedi. In November 2012, Mr. Kalow was appointed “Lead Independent Director” and in November 2013, Mr. Kalow was appointed as Chairman of the Board of Directors. In the course of the Board of Director’s determination regarding the independence of each non-management director, it considered any transactions, relationships and arrangements as required by the applicable rules and regulations of the SEC. The Lead Independent Director was established to serve in a lead capacity to coordinate activities of the other independent directors of the Board of Directors as required. We were not a party to any transaction, relationship or other arrangement with any of our “independent directors” that was considered by our Board of Directors under the Marketplace Rules in the determination of such director’s independence.

Each member of the Audit Committee meets the independence requirements prescribed Section 10A of the Securities Exchange Act of 1934, as amended (the “Exchange Act”).

Our policy and procedure for the review, approval or ratification of any related party transaction is to present the proposed transaction approval to the appropriate Committee of our Board of Directors, depending upon the type of transaction - either the Compensation Committee for matters relating to compensation or services, the Audit Committee for general financial transactions, or the Corporate Governance Committee for matters relating to independence or potential conflicts of interest. Each of those Committees is comprised entirely of independent directors. In addition, any request for us to enter into a transaction with an executive officer, director or employee, or any of such persons’ immediate family members or affiliates, must first be presented to our Audit Committee for review, consideration and approval. In approving or rejecting the proposed agreement, our Audit Committee will review each such transaction for potential conflicts of interest or improprieties.

There were no relationships or related party transactions during the year ended December 31, 2014 requiring disclosure in this Proxy Statement.

Procedures for Approval of Related Person Transactions

Any request for us to enter into a transaction with an executive officer, director or employee, or any of such persons’ immediate family members or affiliates, must first be presented to our Audit Committee for review, consideration and approval. In approving or rejecting the proposed agreement, our Audit Committee will review each such transaction for potential conflicts of interest or improprieties.

Executive Sessions

Our non-management directors meet in executive session without management present periodically after regularly scheduled Board and Committee meetings throughout the year.

Committees of the Board of Directors and Meeting Attendance

During the year ended December 31, 2014, the Board of Directors held 6 meetings either in person or telephonically and acted by unanimous written consent 5 times, and the Audit Committee held 4 meetings either in person or telephonically and the nominating committee acted by unanimous consent one time. Compensation committee matters were discussed as and agreed as part of meetings of the Board of Directors. The Compensation Committee did not hold any meetings during the year ended December 31, 2014. During 2014, the Board of Directors was comprised of Ed Bernstein, Mark Kalow, Ron Kenedi, Margaret Randazzo, Edward Roffman and Steven Chan. Mr. Chan’s employment with the Company began on April 19, 2014 and he joined the Board of Directors at that time. During the year ended December 31, 2014, each of our directors attended at least 75% of the total number of meetings of the Board of Directors and all of the committees of the Board of Directors held during the period on which such director served.  The Company did not hold an annual meeting in 2014. The Company encourages but does not require members of the Board of Directors to attend the annual meetings of the stockholders.

The Company has standing Audit, Compensation Committees and Nominating and Corporate Governance Committee of the Board of Directors.

The Audit Committee. The Audit Committee is currently comprised of Messrs. Bernstein, Kalow, and Roffman. Following the Annual Meeting of Stockholders the Audit Committee will be comprised of one individual, Mr. Kalow. Our Board of Directors has designated Mr. Roffman our “audit committee financial expert” as defined in Item 407(d)(5)(ii) of Regulation S-K and the Chairman of the Audit Committee. Following the Annual Meeting of Stockholders, Mr. Kalow will take on both of those roles. The Audit Committee of the Board of Directors has the authority and responsibility to select, evaluate and, when appropriate, replace the company’s independent registered public accounting firm. The Audit Committee monitors the activities of our external auditors, including the audit scope, the external audit fees, auditor independence matters and the extent to which the independent auditors may be retained to perform advisory services. The Audit Committee also reviews the results of the external audit work to assess the adequacy and appropriateness of our financial and accounting controls. The Audit Committee reviews changes in accounting standards that impact our consolidated financial statements and discusses with management major events, including legal matters and tax audits, which may have significant financial impact or are the subject of discussions with the independent auditors. In addition, the Audit Committee oversees our internal audit and compliance programs. The Audit Committee has adopted a formal written charter, a copy of which is available on our website at http://ir.Andalaysolar.com/Governance.cfm.

The Compensation Committee. The Compensation Committee is currently comprised of Messrs. Bernstein, Kalow and Roffman. Following the Annual Meeting of Stockholders the Compensation Committee will be comprised of one individual, Mr. Kalow. The Compensation Committee administers our Stock Plan, including the review and grant of stock options and restricted stock to officers, directors and other employees under the Stock Plan. The Compensation Committee also reviews and approves various other compensation policies and matters, and reviews and approves salaries and other matters relating to compensation of our executive officers. The Compensation Committee reviews and approves on an annual basis the corporate goals and objectives with respect to the compensation for our Chief Executive Officer and other executive officers. The Committee evaluates the Chief Executive Officer and other executive officers’ performance in light of these established goals and objectives and based upon these evaluations shall recommend to the full Board of Directors the Chief Executive Officer and other executive officers’ compensation, including salary, bonus, incentive and equity compensation. The Compensation Committee develops and periodically assesses the Compensation Committee’s compensation policies applicable to our executive officers and directors, including the relationship of corporate performance to executive compensation. The Compensation Committee reviews and recommends to the Board of Directors appropriate director compensation programs for service as directors, committee chairs and committee members.  In the absence of Compensation Committee meetings, the full Board of Directors takes responsibility for the Compensation Committee duties.  In 2014, there were no Compensation Committee meetings. The Compensation Committee has adopted a formal written charter, a copy of which is available on our website at http://ir.Andalaysolar.com/Governance.cfm.

The Nominating and Corporate Governance Committee. The Nominating and Corporate Governance Committee (the “Nominating Committee”) is currently comprised of Messrs. Bernstein, Kalow, Kenedi and Roffman. Following the Annual Meeting of Stockholders the Nominating Committee will be comprised of Mr. Kalow and Mr. Kenedi  The Nominating Committee of the Board of Directors performs the functions typical of a nominating committee, including: (i) developing and recommending corporate governance principles and procedures applicable to the Board of Directors and our employees; (ii) recommending committee composition and assignments; (iii) identifying individuals qualified to become directors; (iv) recommending director nominees; (v) recommending whether incumbent directors should be nominated for re-election to the Board of Directors; and (vi) reviewing the adequacy of the Nominating Committee charter.

Leadership Structure

In November 2012, Mr. Kalow was appointed “Lead Independent Director” and in November 2013, Mr. Kalow was appointed as Chairman of the Board of Directors. In the course of the Board of Director’s determination regarding the independence of each non-management director, it considered any transactions, relationships and arrangements as required by the applicable rules and regulations of the SEC. The Lead Independent Director was established to serve in a lead capacity to coordinate activities of the other independent directors of the Board of Directors as required. Our Board of Directors has determined that its leadership structure is appropriate and effective for the Company given its stage of operations. In    Mr. Chan was appointed to serve as our Chief Executive Officer and President.  Mr. Chan concentrates on strategic issues, long range planning and day-to-day operations. Mr. Kalow, as the Chairman of the Board of Directors, concentrates on strategic issues while continuing to coordinate the Board of Directors’ agenda and investor relations. This structure is designed to sharpen the focus on all aspects of the Company’s business. Mr. Kalow as our lead independent director serves as a liaison between the independent directors of the Board of Directors.  We believe that this structure is appropriate in recognition of the time commitment and activities required to function effectively as a Chairman. Our current structure is operating effectively to foster productive, timely and efficient communication among the independent directors and management.

Director Compensation

The following table sets forth certain information concerning the compensation paid or earned by the Directors who were not Named Executive Officers for services rendered in all capacities during the fiscal year ended December 31, 2014.

Name	Fees Earned or Paid in Cash	Restricted Stock Awards Aggregate Fair Value	Stock Option Awards Aggregate Fair Value	Total
Edward L. Bernstein(1)	$—	$—	$—	$—
Mark L. Kalow	$12,000	$—	$—	$12,000
Ron Kenedi	$—	$—	$—	$—
Margaret Randazzo(1)	$—	—	—	—
Edward Roffman(1)	$12,000	$—	$—	$12,000
(1)	Mr. Bernstein, Ms. Randazzo and Mr. Roffman are not standing for re-election.

Director Nomination Process

The Nominating Committee identifies nominees who have the business background and experience, industry specific knowledge and general reputation and expertise that would allow them to contribute as members of the Company’s Board of Directors and who are willing to serve as directors of a public company. The Board of Directors approved the Director Nomination Process by written resolution dated August 1, 2007. To date, the Nominating Committee has not engaged any third parties to assist the Nominating Committee in identifying or evaluating potential nominees. After a possible candidate is identified, the candidate would meet with various members of the Board of Directors to evaluate the candidate’s potential to be an effective member of the Board of Directors. The Nominating Committee has adopted a formal written charter, a copy of which is available on our website at http://ir.Andalaysolar.com/Governance.cfm.

In considering nominees for election as a director, the Nominating Committee considers a number of factors, including creating and maintaining diversity on the Board of Directors. The Nominating Committee implements this policy by ensuring its members have sufficiently diverse backgrounds. The personal and professional backgrounds of all directors are researched and one-on-one interviews with existing directors and management are conducted prior to nomination of each candidate. Subsequently, annual reviews of the Board of Directors’ composition and performance are assessed to ensure that sufficiently diverse knowledge and experience is being represented in the Board decision-making. Characteristics expected of all directors include integrity, high personal and professional ethics, sound business judgment and the ability and willingness to commit sufficient time to the proceedings and activities of the Company’s Board of Directors. In evaluating the suitability of candidates for membership on the Board of Directors, the Nominating Committee takes into account many factors, including the candidate’s general understanding of marketing, finance and other disciplines relevant to the success of a publicly traded company in today’s business environment, understanding of the Company’s business and technology, educational and professional background and personal accomplishments.

The Nominating Committee will consider stockholder recommendations for nominees for membership on the Board of Directors. Such recommendations may be submitted in writing after May 1, 2015 to Andalay Solar, Inc., 48900 Milmont Drive, Fremont, California 94538, Attention: President. Stockholders may recommend candidates at any time, but to be considered by the Nominating Committee for inclusion in the Company’s proxy statement for the next annual meeting of stockholders, recommendations must be submitted in writing no later than 60 days in advance of the one year anniversary of the preceding year’s annual meeting as first specified in the notice of meeting (without regard to any postponements or adjournments of such meeting after the notice was first given). Any such recommendation must include:

●
 the name of the stockholder recommending the director candidate for consideration, the name of the director candidate and the written consent of the stockholder and the director candidate to be publicly identified;

●
 awritten statement by the director candidate agreeing to be named in the Company’s proxy materials and to serve as a member of the Board of Directors (and any committee of the Board of Directors to which the director candidate is assigned to serve by the Board of Directors) if nominated and elected;

●
the name of the stockholder recommending the director candidate for consideration, the name of the director candidate and the written consent of the stockholder and the director candidate to be publicly identified;

●
the director candidate’s name, age, business and residential address, principal occupation or employment, number of shares of the Company’s Common Stock and other securities beneficially owned, a resume or similar document detailing personal and professional experiences and accomplishments, and all other information relating to the director candidate that would be required to be disclosed in a proxy statement or other filing made in connection with the solicitation of proxies for the election of directors pursuant to the Exchange Act, the rules of the SEC and the listing standards of the NASDAQ Stock Market.

The Company may request additional information from such candidate to assist in its evaluation. The Nominating Committee will evaluate any stockholder recommended nominees using the same criteria set forth above.

Communications with the Board of Directors

Any stockholder and other interested party may communicate with the Board of Directors, any committee of the Board of Directors or any specified member of the Board of Directors. All written communications must identify the intended recipient and the author and be forwarded by certified mail after May 1, 2015 to Andalay Solar, Inc., 48900 Milmont Drive, Fremont, California 94538, Attention: President. The President will act as agent for the directors in facilitating these communications. There is no screening process, and all stockholder communications which are received by the President are forwarded to the Board of Directors.

The Board of Directors’ Role in Risk Oversight

Our Board of Directors meets regularly to discuss the strategic direction and the issues and opportunities facing us in light of trends and developments in the solar industry and general business environment. Throughout the year, our Board of Directors provides guidance to management regarding our strategy and helps to refine our operating plans to implement our strategy. Typically on a quarterly basis, the Board of Directors holds an extensive meeting with senior management dedicated to discussing and reviewing our long-term operating plans and overall corporate strategy. A discussion of key risks to the plans and strategy as well as risk mitigation plans and activities is led by the Chairman of the Board of Directors and Chief Executive Officer/Interim Chief Financial Officer as part of the meeting. The involvement of the Board of Directors in setting our business strategy is critical to the determination of the types and appropriate levels of risk undertaken by the Company.

Code of Ethics and Corporate Governance

The Company adopted a Code of Business Conduct and Ethics on July 18, 2007 that applies to all of the Company’s directors and employees, including its chief executive officer and chief financial officer. The purpose of the Code of Business Conduct and Ethics is to, among other things, focus the Company’s directors, officers and employees on areas of ethical risk, provide guidance to help them recognize and deal with ethical issues, provide mechanisms to report unethical or unlawful conduct and to help enhance and formalize the Company’s culture of integrity, respect and accountability. The full text of the Code of Business Conduct and Ethics is posted on the investor relations section of our website at http://ir. Andalaysolar.com/Governance.cfm. A printed copy of the Code of Business Conduct and Ethics may also be obtained free of charge by writing to Andalay Solar, Inc., 48900 Milmont Drive, Fremont, CA 94538, Attention: Chief Operating Officer or after May 1, 2015, to Andalay Solar, Inc. 48900 Milmont Drive, Fremont, California 94538, Attention : Chief Executive Officer. The Company intends to disclose any amendment to or waiver from, a provision of the Code of Business Conduct and Ethics by posting such information on its web site.

PROPOSAL NO. 2
AMENDMENT TO OUR CERTIFICATE OF INCORPORATION. TO INCREASE THE NUMBER OF AUTHORIZED SHARES OF COMMON STOCK FROM 500,000,000 TO 1,250,000,000

Overview

Our Board of Directors has unanimously approved a proposal to amend our Certificate of Incorporation to increase the number of authorized shares of Common Stock from 500,000,000 to 1,250,000,000, subject to stockholder approval. The Board of Directors has declared this amendment to be advisable and recommended that this proposal be presented to our stockholders for approval.

If the stockholders approve this Proposal No. 2, we will file a certificate of amendment to our certificate of incorporation with the Secretary of State of the State of Delaware to increase the number of authorized shares of Common Stock from 500,000,000 to 1,250,000,000. Upon filing the certificate of amendment to our certificate of incorporation, the number of authorized shares of Common Stock will be 1,250,000,000.

Reasons for the Increase in the Number of Authorized Shares of Common Stock

We have found it necessary to fund our continued operations through the issuance of Common Stock, either through convertible debt instruments or equity credit lines.  Due to these various capital raises, we have been obligated to issue and/or reserve Common Stock to the extent that the current number of authorized shares of Common Stock may not be sufficient should we find it necessary to continue with such funding measures in the future.

Our Certificate of Incorporation currently authorizes 501,000,000 shares of capital stock, 500,000,000 of which are currently designated as Common Stock and 1,000,000 of which are currently designated as Preferred Stock, for which the Board of Directors has the authority to establish, in its discretion from time to time, the voting rights and other designations, preferences, rights, qualifications, limitations and restrictions.

The Board of Directors has unanimously approved and adopted, subject to stockholder approval, an Amendment to our Certificate of Incorporation, providing for an increase in the authorized number of shares of Common Stock from 500,000,000 to 1,250,000,000 shares. The following is the text of the proposed amendment to the first paragraph of Article FOURTH of the Certificate of Incorporation:

FOURTH: The total number of shares of all classes of stock which the Corporation shall have authority to issue is one billion two hundred fifty-one million (1,251,000,000) shares of capital stock, consisting of (i) one billion two hundred fifty million (1,250,000,000) shares of Common Stock, $0.001 par value per share (“Common Stock”), and (ii) one Million (1,000,000) shares of preferred stock, $0.001 par value per share (the “Preferred Stock”).

As of April 21, 2015, the record date for our annual meeting, there were 398,153,951 shares of Common Stock outstanding, held by approximately 29 stockholders of record. In addition, as of April 10, 2015, we had the authority to issue options to purchase up to 8,551,550 shares of Common Stock pursuant to our 2006 Stock Incentive Plan (the “Stock Plan”).

If this Proposal is approved by our stockholders, the Amendment to our Certificate of Incorporation will become effective upon the filing of a Certificate of Amendment with the Secretary of State of the State of Delaware, which filing would be expected to take place as soon as practicable following the special meeting.

The Board of Directors believes it is desirable for us to have the flexibility to issue additional shares of Common Stock in excess of the amount which is currently authorized without further stockholder action. As of April 21, 2015 we had 398,153,951 shares of Common Stock outstanding and we had warrants to purchase 22,148,045 shares of Common Stock.   The Board of Directors believes that the availability of additional shares will provide us with the flexibility to: (i) issue Common Stock for conversions of preferred stock if such stock is issued, (ii) issue Common Stock for possible future financings, acquisitions, repayment of indebtedness or stock option plans, or (iii) issue Common Stock for other general corporate purposes that may be identified in the future by the Board of Directors.

While the Board of Directors continually considers our capital structure and various financing alternatives, the Board of Directors has no commitments to issue any additional shares of Common Stock at this time other than issuances upon conversion of currently outstanding securities. The Board of Directors will determine whether, when and on what terms the issuance of shares may be warranted in the future in connection with our capital structure and financing needs. As is the case with the current authorized but unissued shares of Common Stock, the additional shares of Common Stock authorized by this proposed amendment could be issued upon approval by the Board of Directors without further vote of our stockholders except as may be required in particular cases by applicable law, regulatory agencies. Under Delaware law, stockholders who do not vote for this Proposal are not entitled to appraisal rights with respect to their shares of Common Stock. The issuance of additional shares of Common Stock may have a dilutive effect on earnings per share and, for stockholders who do not purchase additional shares to maintain their pro rata interest in the Company, on such stockholders’ voting power.

Stockholders do not have preemptive rights to subscribe for additional securities that may be issued by the Company, which means that stockholders do not have a prior right to purchase any new issue of Common Stock in order to maintain their proportionate ownership interest in the Company. If we issue additional shares of Common Stock or securities convertible into or exercisable for Common Stock, such issuance would have a dilutive effect on the voting power and could have a dilutive effect on the earnings per share of the Company’s currently outstanding shares of Common Stock. Additionally, we have no current intention of using additional shares of Common Stock as an anti-takeover defense, however, such an issuance could be used to create impediments to or otherwise discourage persons attempting to gain control of our company (through dilutive offerings or otherwise).

Recommendation of the Board of Directors

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT THE STOCKHOLDERS VOTE FOR APPROVAL OF THE AMENDMENT TO THE CERTIFICATE OF INCORPORATION TO INCREASE THE NUMBER OF AUTHORIZED SHARES OF COMMON STOCK FROM 500,000,000 TO 1,250,000,000.

Approval of this proposal requires the affirmative vote of a majority of the issued and outstanding shares of Common Stock. Abstentions and broker non-votes will be counted as present for purposes of determining if a quorum is present, but will have the same effect as a negative vote on this proposal.

PROPOSAL NO. 3
APPROVAL OF THE SIXTH MODIFICATION
TO THE 2006 INCENTIVE STOCK PLAN

The 2006 Incentive Stock Plan (the “Stock Plan”) was adopted by the Board of Directors on August 8, 2006.

Our Board of Directors has unanimously approved a proposal to extend the term of the Stock Plan from its current expiration date of 2016 until 2021; we refer to this proposal as the “Sixth Modification to the 2006 Incentive Plan.”

The purpose of the Stock Plan is to provide an incentive to retain and attract talented directors, officers, consultants, advisors and employees to our company, and to encourage the sense of proprietorship and stimulate the active interest of such persons in our development and financial success. The Board of Directors has declared this proposed Sixth Modification to the 2006 Incentive Plan to be advisable and recommends that this proposal be presented to the Company’ stockholders for approval.

Under the Stock Plan, we are authorized to issue incentive stock options intended to qualify under Section 422 of the Internal Revenue Service Code of 1986, as amended (the “Code”), non-qualified stock options and grants of restricted stock. The Stock Plan is administered by the Compensation Committee of our Board of Directors. As of April 10, 2015, we had granted stock options to purchase shares of Common Stock under the 2006 Incentive Stock Plan to 43 employees, of which 5,928,053 are exercisable and 1,718,918 have been forfeited or cancelled through April 10, 2015. Restricted stock was issued to 369 employees and 13 non-employee service providers, for a total of 4,889,646 shares of restricted stock granted, of which restrictions have lapsed as to 4,413,967 shares and 475,679 have been forfeited or cancelled through April 10, 2015. Generally, these grants of restricted stock are subject to vesting in four equal annual installments from the date of grant or hire. Of these amounts and during fiscal year ended December 31, 2014, stock options to purchase 15,000,000 shares of Common Stock were granted to our Chief Executive Officer.

A summary of the Stock Plan is set forth below, and its full text is available on the investor relations section of our website at www.andalaysolar.com. The following discussion is qualified in its entirety by reference to the Stock Plan.

Administration of the Stock Plan

Our Board of Directors has appointed and has historically maintained as administrator of the Stock Plan the Compensation Committee. In the absence of an appointed Compensation Committee, the full Board of Directors will administer the Stock Plan.  The Compensation Committee, subject to certain restrictive provisions of the Stock Plan, has full power and authority to designate recipients of options and restricted stock grants and to interpret provisions and supervise the administration of the Stock Plan.

The Board of Directors is authorized to amend, suspend, or terminate the Stock Plan, except that no amendment shall be effective, which, without the approval of the Company’s stockholders would: (a) materially increase the number of shares issuable under the Stock Plan; (b) materially increase the benefits accruing to option holders under the Stock Plan; (c) materially modify Stock Plan eligibility requirements; (d) decrease the exercise price of an option to less than 100% of the underlying stock’s fair market value on the grant date; (e) extend the term of any option granted under the Stock Plan beyond five years from its date of issuance; or (f) reduce the exercise price of outstanding options or effect repricing through cancellations and re-grants of new options.

The Stock Plan contains a provision under which no option and no shares of restricted stock shall be granted pursuant to the Stock Plan on or after the date that is ten years from the effective date of the Stock Plan, but options or shares of restricted stock theretofore granted may extend beyond that date.

Common Stock Subject to the Stock Plan

The Stock Plan provides that options and restricted stock may be granted with respect to 50 million shares (or, subject to shareholder approval of the Sixth Modification to the Stock Plan, 125,000,000 shares) of the Company’s Common Stock. The shares of Common Stock subject to the Stock Plan consist of unissued shares, treasury shares or previously issued shares held by any subsidiary of the Company. Should any option or grant of restricted stock expire or be canceled prior to its exercise or vesting in full, or should the number of shares of Common Stock to be delivered upon the exercise or vesting in full of an option or grant of restricted stock be reduced for any reason, the shares of Common Stock subject to such option or grant of restricted stock may be subject to future options or grants of restricted stock, except where such reissuance is inconsistent with the provisions of Section 162(m) of the Internal Revenue Code.

Participation

Any director, officer, employee or consultant to the Company or any of its subsidiaries are eligible to receive options or restricted stock under the Stock Plan. However, only employees of the Company or its subsidiaries can receive incentive stock options.

In selecting participants, and in determining the number of shares to be covered by each option or grant of restricted stock awarded to participants, the Compensation Committee may consider any factor it deems relevant, including without limitation, the office or position held by the participant, the participant’s relationship to the Company, the participant’s degree of responsibility for and contribution to the growth and success of the Company’s business, the participant’s length or service, promotions and potential.

Option Price

The purchase price of each share of the Company’s Common Stock purchasable under an incentive option or a nonqualified option shall be determined by the Compensation Committee at the time that the option is granted, but will be no less than 100% of the Fair Market Value (as defined in the Stock Plan) of the underlying Common Stock. If an incentive stock option is granted to an employee who owns more than 10% of the total combined voting power of all classes of stock of the Company or of any subsidiary, the purchase price per share of Common Stock will be at least 110% of the Fair Market Value per share of Common Stock on the date of grant. The closing price of the Company’s Common Stock as reported on OTCBB on April 15, 2015 was $0.02 per share.

Option Term

The term of each option shall be fixed by the Committee, but no option shall be exercisable more than five years after the date such option is granted.

Exercisability

Options are exercisable at such time or times and subject to such terms and conditions as determined by the Compensation Committee at the time of grant. In the absence of any option vesting periods designated by the Committee at the time of grant, options vest and become exercisable as to one-third of the total amount of shares subject to the option on each of the first, second and third anniversaries of the date of grant. In addition, the Stock Plan provides that no options are exercisable until such time as any vesting limitation required by Section 16 of the Exchange Act and related rules, shall be satisfied if such limitation shall be required for continued validity of the exemption provided under Rule 16b-3(d)(3).

In the event of a Change of Control (as defined in the Stock Plan), the Stock Plan provides for complete acceleration of the vesting of outstanding options by the Company and held by the participant at the time of the Change of Control, whether or not vested. Alternatively, in the event of a Change of Control, the Company can elect to pay to the participant an amount in cash per stock option (whether vested or unvested) then held, equal to the difference between the full exercise price of each option and the greater of (i) the average price per share paid in connection with the acquisition of control of the Company or the then fair market value of the non-cash consideration paid for such shares, (ii) the price per share paid in connection with any tender offer for shares of the Company’s Common Stock leading to control, or (iii) the mean between the high and low selling price of such stock on the NASDAQ Stock Market, OTC Bulletin Board or other market on which the Company’s Common Stock is then traded or listed for quotation on the date of the Change of Control.

Options are not transferable and may be exercised solely by the participant during her or his lifetime of after her or his death by the person or persons entitled to such option under her or his will or laws of descent and distribution.

Tax Treatment of Incentive Stock Options

In general, no taxable income for federal income tax purposes will be recognized by an option holder upon receipt or exercise of an incentive stock option, and the Company will not then be entitled to any tax deduction for compensation expense. Assuming that the option holder does not dispose of the option shares before the later of (i) two years after the date of grant or (ii) one year after the exercise of the option, upon any such disposition, the option holder will recognize capital gain equal to the difference between the sale price on disposition and the exercise price.

If, however, the option holder disposes of option shares prior to the expiration of the required holding periods, such option holder will recognize ordinary income for federal income tax purposes in the year of disposition equal to the lesser of (i) the difference between the fair market value of the shares at the date of exercise and the exercise price, or (ii) the difference between the sale price upon disposition and the exercise price. Any additional gain on such disqualifying disposition will be treated as capital gain. In addition, if such a disqualifying disposition is made by the option holder, the Company will be entitled to a deduction equal to the amount of ordinary income recognized by the option holder provided that such amount constitutes an ordinary and reasonable expense of ours.

Tax Treatment of Nonqualified Stock Options

In general, no taxable income will be recognized by an option holder upon receipt of a nonqualified stock option, and the Company will not be entitled to a tax deduction for such grant.

Upon the exercise of a nonqualified stock option, the option holder will generally include in ordinary taxable income, for federal income tax purposes, the excess in value on the date of exercise of the shares acquired pursuant to the nonqualified stock option over the exercise price. Upon a subsequent sale of the shares, the option holder will derive short-term or long-term gain or loss, depending upon the option holder’s holding period for the shares, commencing upon the exercise of the option, and upon the subsequent appreciation or depreciation in the value of the shares.

The Company generally will be entitled to a corresponding tax deduction at the time of exercise of the stock option, equal to the amount of ordinary income recognized by the participant.

Withholding of Tax

The Company is permitted to deduct and withhold amounts required to satisfy the Company’s withholding tax liabilities with respect to the Company’s employees.

Stock Options and Restricted Stock Grants

As of April 10, 2015, we had granted stock options to purchase shares of Common Stock under the 2006 Incentive Stock Plan to 43 employees, of which 5,928,053 are exercisable and 1,718,918 have been forfeited or cancelled through April 10, 2015. Restricted stock was issued to 382 employees and 13 non-employee service providers, for a total of 4,889,646 shares of restricted stock granted, of which restrictions have lapsed as to 4,413,967 shares and 475,679 have been forfeited or cancelled through April 10, 2015. Generally, these grants of restricted stock are subject to vesting in four equal annual installments from the date of grant or hire. Of these amounts and during fiscal year ended December 31, 2014, 0 shares of restricted Common Stock and stock options to purchase 15,000,000 shares of Common Stock were granted to our Chief Executive Officer.

Restricted stock may be granted under this Stock Plan aside from, or in association with, any other award. A participant shall have no rights to an award of restricted stock unless and until the participant accepts the award, and if the Committee shall deem it desirable, makes payments to the Company of cash, or by check. After acceptance and the issuance of a stock certificate, the participant shall have all the rights of a stockholder with respect to the restricted stock.

The Company shall issue in the participant’s name a certificate for the shares of Common Stock associated with the award of restricted stock; however, unless otherwise provided, the certificate shall not be delivered to the participant until such shares are free of any restrictions specified by the Committee at the time of grant. Shares of restricted stock are forfeitable until the terms of the restricted stock grant have been satisfied, and shares of restricted stock may not be transferred until all restrictions have lapsed. Upon a Change of Control, the Committee may accelerate the vesting of outstanding restricted stock, in whole or in part, in its sole discretion.

Tax Treatment of Restricted Stock Grants

Except as discussed below, upon the grant of restricted stock, no income is realized by a participant, and the Company is not allowed a deduction at that time. When the restricted stock vests and is no longer subject to a substantial risk of forfeiture for income tax purposes, the participant realizes taxable ordinary income in an amount equal to the Fair Market Value at the time of vesting of the shares of Restricted Stock which have vested (less the purchase price therefore, if any), and, subject to the limitations of Section 162(m) of the Internal Revenue Code, the Company is entitled to a corresponding deduction at such time.

If a participant makes a timely election under Section 83(b) of the Internal Revenue Code, the participant recognizes taxable ordinary income in an amount equal to the Fair Market Value at the time of grant of the restricted stock (less the purchase price therefore, if any), and, subject to the limitations of Section 162(m) of the Internal Revenue Code, the Company is entitled to a corresponding deduction at such time.

Options and Restricted Stock To Be Granted to Certain Persons

The aggregate numbers of shares of Common Stock subject to options or restricted stock grants that can be issued in the future are subject to discretion of the Compensation Committee and are not determinable at this time.

Equity Compensation Plan Information

The following table sets forth a summary of restricted stock activity for the years ended December 31, 2014 and 2013:

	Number of Restricted Shares	Weighted-Average Grant Date Fair Value
Outstanding and not vested beginning balance as of January 1, 2013	48,073	$2.50
Granted	2,500,000	$0.03
Forfeited/cancelled	(21,798)	$2.46
Released/vested	(635,323)	$0.08
Outstanding and not vested beginning balance as of January 1, 2014	1,890,952	$0.05
Granted	—	$—
Forfeited/cancelled	—	$—
Released/vested	(1,883,766)	$0.04
Outstanding and not vested as of December 31, 2014	7,186	$2.16

The following table sets forth a summary of stock option activity for the years ended December 31, 2014 and 2013:

	Number of Shares Subject To Option 2014	Weighted-Average Exercise Price	Number of Shares Subject To Option 2013	Weighted-Average Exercise Price
Outstanding beginning balance	6,618,233	$0.11	679,744	$2.82
Granted during the year	30,456,250	0.02	6,400,000	0.03
Forfeited/cancelled/expired during the year	(40,000)	5.15	(461,511)	3.29
Exercised during the year	—	—	—	—
Outstanding at end of year	37,034,483	$0.03	6,618,233	$0.11
Exercisable at end of year	5,934,303	$0.09	2,330,650	$0.28
Outstanding and expected to vest	36,916,502	$0.03	6 191,212	$0.11

Stock options are valued at the estimated fair value on the grant date or the measurement date and expensed over the requisite service period or vesting period. The weighted-average volatility was based upon the historical volatility of our Common Stock price. The fair value of stock option grants during the twelve months ended December 31, 2014 and 2013 was estimated using the Black-Scholes option-pricing model with the following assumptions:

	Number of securities to be issued upon exercise of outstanding options	Weighted-average exercise price of outstanding options	Number of securities remaining available for issuance under equity compensation plans
Equity compensation plans approved by stock holders:
2006 Stock Incentive Plan	37,034,483	$0.02	8,551,550
Equity compensation plans not approved by stock holders	—	$—	—

Vote Required and the Board of Director’s Recommendation

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE APPROVAL OF THE SIXTH MODIFICATION TO THE 2006 INCENTIVE STOCK PLAN TO EXTEND THE STOCK PLAN’S EXPIRATION DATE TO 2021. Approval of this proposal requires the affirmative vote of a majority of the votes cast on the proposal at the Annual Meeting. Broker non-votes will be counted as present for purposes of determining the presence of a quorum but will not have any effect on the outcome of the proposal. Abstentions will have the same effect as a vote against the proposal.

PROPOSAL NO. 4
APPROVAL OF THE SIXTH MODIFICATION
TO THE 2006 INCENTIVE STOCK PLAN

The Stock Plan was adopted by the Board of Directors on August 8, 2006. On December 20, 2006, August 24, 2007, October 21, 2008, May 7, 2009, and August 10, 2013 we amended the Stock Plan to increase the number of shares of Common Stock reserved for issuance under the Stock Plan, either as grants of restricted stock or stock options, to our employees, directors and consultants, from 112,500 shares to 250,000 shares, from 250,000 to 1,000,000 shares, from 1,000,000 to 1,250,000 shares, from 1,250,000 shares to 3,000,000 shares, and from 3,000,000 shares to 50,000,000 shares respectively. Our Board of Directors has unanimously approved a proposal to increase the total number of shares of Common Stock that we. will have the authority to issue under the Stock Plan from 50,000,000 to 125,000,000 resulting in a net increase in reserved shares for our  employee stock plan of 75,000,000; we also refer to this proposal #5 (as well as proposal #4) as the “Sixth Modification to the 2006 Incentive Plan.”

The purpose of the Stock Plan is to provide an incentive to retain and attract talented directors, officers, consultants, advisors and employees to our company, and to encourage the sense of proprietorship and stimulate the active interest of such persons in our development and financial success. The Board has declared this proposed Sixth Modification to the 2006 Incentive Plan to be advisable and recommends that this proposal be presented to our stockholders for approval.

Under the Stock Plan, we are authorized to issue incentive stock options intended to qualify under Section 422 of the Code, non-qualified stock options and grants of restricted stock. The Stock Plan is administered by the Compensation Committee of our Board of Directors or directly by our Board of Directors. As of April 10, 2015, we have 8,551,550 shares of Common Stock available for grant under the Stock Plan.

We have generally sought to align the number of shares reserved for issuance under the Stock Plan to approximately ten percent (10%) of the authorized number of shares of our Common Stock.   Pursuant to Proposal No.2 of this 2015 Proxy Statement, the Company is seeking to increase the authorized number of shares of our Common Stock to 1,250,000,000 from the current 500,000,000 shares.  In keeping with the preferred alignment of awards under the Stock Plan being ten percent (10%) of the authorized Common Stock, we are seeking approval of its stockholders to increase the number of current shares of Common Stock reserved under the Stock Plan for grant to 125,000,000, which would be ten percent (10%) of the new number of authorized shares of our Common Stock.

A summary of the Stock Plan is set forth in the “Proposal No.3” section of this 2015 Proxy Statement, and its full text is available on the investor relations section of our website at www.andalaysolar.com. The following discussion is qualified in its entirety by reference to the Stock Plan.

Vote Required and the Board of Director’s Recommendation

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE APPROVAL OF THE SIXTH MODIFICATION TO THE 2006 INCENTIVE STOCK PLAN TO INCREASE THE NUMBER OF SHARES OF COMMON STOCK RESERVED UNDER THE STOCK PLAN TO 125,000,000. Approval of this proposal requires the affirmative vote of a majority of the votes cast on the proposal at the Annual Meeting. Broker non-votes will be counted as present for purposes of determining the presence of a quorum but will not have any effect on the outcome of the proposal. Abstentions will have the same effect as a vote against the proposal.

PROPOSAL NO. 5
RATIFICATION OF APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

On December 19, 2006, the Board of Directors retained Burr Pilger Mayer, Inc. (“BPM”), as our independent registered public accounting firm.

BPM has audited our consolidated financial statements for each of our two most recent years. The reports of BPM on our financial statements for the years ended December 31, 2014 and 2013 were prepared assuming we will continue as a going concern despite our history of operating losses and negative cash flow from operations. The audit opinions do not contain an adverse opinion or disclaimer of opinion, nor were they otherwise qualified or modified as to uncertainty, audit scope or accounting principles.

The Audit Committee selected BPM to continue in its capacity for the year ending December 31, 2015. Accordingly, we are asking the stockholders to ratify the engagement of BPM as its independent registered public accounting firm.

Although the engagement of BPM is not required to be submitted to a vote of the stockholders, the Board of Directors believes that it is appropriate as a matter of policy to request that the stockholders ratify the selection of its independent registered public accounting firm for the year ending December 31, 2015. If the stockholders fail to ratify the appointment, the Audit Committee of the Board of Directors will consider it as a direction to select a different independent registered public accounting firm for the subsequent year. Even if the selection is ratified, the Audit Committee, in its discretion, may direct the appointment of a different independent registered public accounting firm at any time during the year if the Audit Committee believes that such a change would be in our best interests  and the best interests of our stockholders.

A representative of BPM is expected to be present at the annual meeting, with the opportunity to make a statement if the representative desires to do so, and is expected to be available to respond to appropriate questions.

The following table sets forth the aggregate fees billed to us by BPM for the years ended December 31, 2014 and 2013:

	2014	2013
Audit Fees (1)	$175,116	$134,500
Tax Fees	—	—
Total	$175,116	$134,500

(1)	Comprised of the audit of our annual consolidated financial statements, the reviews of our quarterly condensed consolidated financial statements and the reviews of our registration statements.

The Audit Committee reviews and pre-approves all proposed audit and non-audit engagements and related fees of BPM. In addition, any audit and non-audit fees for newly proposed professional services to be provided by BPM that arise during the year, or changes to previously approve BPM work, are reviewed and approved in advance of commencement of such services by the Audit Committee at their regularly scheduled meetings throughout the year. Should a situation arise that requires approval between meetings, the Audit Committee has delegated authority to its Chairman to authorize such pre-approval and to report on same at the following regularly scheduled meeting. The Audit Committee has the authority to grant pre-approval of audit and non-audit services to one or more designated members of the Audit Committee who are independent directors. Any such delegation shall be presented to the full Audit Committee at its next scheduled meeting.

Recommendation of the Board of Directors

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE APPOINTMENT OF BURR PILGER MAYER, INC. AS OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR THE YEAR ENDING DECEMBER 31, 2015. Approval of this proposal requires the affirmative vote of a majority of the votes cast on the proposal at the Annual Meeting. Broker non-votes will be counted as present for purposes of determining the presence of a quorum but will not have any effect on the outcome of the proposal. Abstentions will have the same effect as a vote against the proposal.

REPORT OF THE AUDIT COMMITTEE

In discharging its oversight responsibility as to the audit process for 2014, the Audit Committee obtained from the independent registered public accounting firm a formal written statement describing all relationships between the independent registered public accounting firm and us that might bear on the independent registered public accounting firm’s independence required by Ethics and Independence Rule 3526 of the Public Company Accounting Oversight Board (United States) ("PCAOB"), discussed with the independent registered public accounting firm any relationships that may impact their objectivity and independence and satisfied itself as to the independent registered public accounting firm’s independence. The Audit Committee also discussed with management and the independent registered public accounting firm the quality and adequacy of our internal controls. The Audit Committee reviewed with the independent registered public accounting firm their audit plan and audit scope.

The Audit Committee discussed and reviewed with the independent registered public accounting firm all communications required by the PCAOB, including those described in PCAOB  Auditing Standard No. 16 (Communications with Audit Committees),  and, with and without management present, discussed and reviewed the independent registered public accounting firm’s examination of the consolidated financial statements.

The Audit Committee reviewed the audited consolidated financial statements of the Company, as of and for the year ended December 31, 2014, with management and the independent registered public accounting firm. Management has the responsibility for the preparation of the Company’s consolidated financial statements and the independent registered public accounting firm has the responsibility for the examination of those statements.

Based on the above-mentioned review and discussions with the independent registered public accounting firm, the Audit Committee recommended that the Company’s audited consolidated financial statements be included in its Annual Report on Form 10-K for the year ended December 31, 2014, as filed with the Securities and Exchange Commission, on April 15, 2015. The Audit Committee recommended and approved the reappointment of the independent registered public account firm.

Respectfully submitted,

Ed Bernstein
Mark L. Kalow
Edward Roffman

PROPOSAL NO. 6
ADJOURNMENT OF THE MEETING, IF NECESSARY, TO SOLICIT ADDITIONAL PROXIES

Under our By-laws, any meeting of stockholders, whether or not a quorum is present or has been established, may be adjourned by the affirmative vote of more shares of stock entitled to vote who are present, in person or by proxy, than are voted against the adjournment. No new notice need be given of the date, time or place of the adjourned meeting if such date, time or place is announced at the meeting before adjournment, unless the meeting is adjourned to a date more than 120 days after the date fixed for the original meeting. If we determine that an adjournment of the meeting is appropriate for the purpose of soliciting additional proxies in favor of any proposal being submitted by the Company at the meeting, such adjournment will be submitted for a shareholder vote under Item 6 of the attached Notice of Annual Meeting. We will also use the discretionary authority conferred on our proxy holders by duly executed proxy cards to vote for any other matter as we determine to be appropriate.

Recommendation of the Board of Directors

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE ADJOURNMENT OF THE MEETING, IF NECESSARY IN THE JUDGMENT OF THE PROXY HOLDERS, TO SOLICIT ADDITIONAL PROXIES IN FAVOR OF THE COMPANY’S PROPOSALS IN THIS PROXY STATEMENT. Approval of this proposal requires the affirmative vote of a majority of the votes cast on the proposal at the Annual Meeting. Broker non-votes will not have any effect on the outcome of the proposal. Abstentions will have the same effect as a vote against the proposal.

EXECUTIVE COMPENSATION

COMPENSATION DISCUSSION & ANALYSIS

This Compensation Discussion & Analysis (“CD&A”) outlines our executive compensation programs. It explains the decision making process used by our Compensation Committee (or in the absence of the Compensation Committee meeting, the full Board of Directors), the reasoning behind our executive compensation programs, and the actions the Compensation Committee (or in the absence of the Compensation Committee meeting, the full Board of Directors) took related to the compensation of the following executives (our “Named Executive Officers”):

•	Steven Chan – Chief Executive Officer, President, Interim Chief Financial Officer, Treasurer and Secretary
•	Wei-Tai Kwok – Chief Operating Officer
•	Margaret Randazzo, former Chief Executive Officer and Chief Financial Officer

I.	Overview of Our Compensation Programs

A. Philosophy and Objectives

Our executive compensation programs are based on the following philosophies and objectives:

•
Compensation Should Align with Stockholders’ Interests - We believe that executives’ interests should be aligned with those of the stockholders. Executives may be granted restricted stock and stock options so that their total compensation is tied directly to the same value realized by our stockholders. Executive bonuses are tied directly to the value that we gain from an executive’s contribution to our success as a whole.

•
Compensation is Competitive - We seeks to provide a total compensation package that attracts, motivates and retains the executive talent that we need in order to maximize our return to stockholders. To accomplish this objective, executive compensation may be reviewed annually to ensure that compensation levels are competitive and reasonable given our level of performance and other comparable companies with which we compete for talent.

•
Compensation Motivates and Rewards the Achievement of Goals - Our executive compensation programs are designed to appropriately reward both individual and collective performance that meets and exceeds our annual, long-term and strategic goals. To accomplish this objective, a percentage of total compensation is variable, “at risk”, both through annual incentive compensation and the granting of long-term incentive awards.

B. Compensation Administration

Role of the Compensation Committee

Pursuant to the terms of its charter, the Compensation Committee is responsible for the review and approval of all aspects of our executive compensation program and makes decisions regarding the compensation of our Named Executive Officers, including our Chief Executive Officer. In the absence of the Compensation Committee meeting, the full Board of Directors will take responsibility for the Compensation Committee’s duties. The Compensation Committee or the Board of Directors’, as the case may be, responsibilities include but are not limited to the following:

•	Reviewing and approving the corporate goals and objectives with respect to the compensation of the Chief Executive Officer and other Named Executive Officers.

•
Evaluating the Chief Executive Officer’s and other Named Executive Officer’s performance in light of those goals and objectives, and based upon these evaluations reviewing on an annual basis those officers’ annual compensations, including (i) annual base salary level, (ii) annual incentive compensation, (iii) long-term incentive compensation, (iv) employment, severance and change-in-control agreements, if any, and (v) any other compensation, ongoing perquisites or special benefit items.

•
Developing and periodically assessing the Compensation Committee’s compensation policies applicable to our Chief Executive Officer and other Named Executive Officers and directors, including the relationship of corporate performance to executive compensation.

•
Periodically reviewing and advising the Board concerning both regional and industry-wide compensation practices and trends in order to assess the adequacy and competitiveness of our compensation programs for the Chief Executive Officer and other Named Executive Officers and directors relative to comparable companies in our industry.

•
Granting restricted stock, stock option, and other equity-based or incentive awards to our Named Executive Officers, employees and other individuals under our stock and incentive compensation plans, including any performance criteria relating to the plans or awards, and otherwise assisting the Board in administering awards under these plans.

•	Reviewing and approving our employee benefit programs, including reviewing and approving any incentive-compensation and equity-based plans that are subject to Board approval.

Additional information regarding the Compensation Committee’s responsibilities is set forth in its charter, which is posted on our website at http://ir.Andalaysolar.com/Governance.cfm.

Role of the Chief Executive Officer

Our Chief Executive Officer, Steven Chan, makes recommendations to the Compensation Committee (or in the absence of the Compensation Committee meeting, the full Board of Directors) regarding the compensation of our other Named Executive Officers. Within the framework of the compensation programs approved by the Compensation Committee, Mr. Chan may recommend base salary adjustments and make suggestions regarding incentive plan performance measures and equity compensation grants for other Named Executive Officers. Mr. Chan does not participate in any discussions or processes concerning his own compensation, and participates in a non-voting capacity in discussions or processes concerning the compensation of our Named Executive Officers.

C. Program Design

The Compensation Committee (or in the absence of the Compensation Committee meeting, the full Board of Directors) uses a simple and straightforward approach in compensating our Named Executive Officers in which base salary, annual incentives and stock options are the principal components. In addition, executives generally participate in the same benefit programs as other full-time employees.

Our executive compensation programs are designed to provide executives with a reasonable level of fixed compensation through base salary and benefits, and an opportunity to earn incentive compensation through the annual and long-term incentive programs based on a mix of individual and overall company performance and increases in the value of our stock. The incentive plans are designed to pay well when performance meets or exceeds expectations and pay little or no incentive if performance is below expectations.

As an executive’s level of responsibility increases, the Compensation Committee (or in the absence of the Compensation Committee meeting, the full Board of Directors) may generally target a greater portion of the executive’s compensation to be contingent upon performance.

D. Compensation Review Process

The Compensation Committee (or in the absence of the Compensation Committee meeting, the full Board of Directors) may review compensation for our Named Executive Officers. In making its decisions, the Compensation Committee (or in the absence of the Compensation Committee meeting, the full Board of Directors) may consider the executive’s role and responsibilities, overall company and individual performance, and regional and industry-wide compensation practices and trends. This approach is used to set base salaries, annual incentive opportunities, stock option award levels and the mix of compensation elements.

II.	Components of Compensation

We provide four compensation components to Named Executive Officers:

•	Base salary,

•	Cash annual and/or quarterly incentives based on the achievement of specified goals and objectives,

•	Long-term incentive in the form of restricted stock and stock options, and

•	Benefits.

A. Base Salaries

We provide our Named Executive Officers a base salary commensurate with their position, responsibilities and experience. The 2014 base salaries, in dollars, and the percentage increase in the 2014 base salaries from the 2013 base salaries, for our Named Executive Officers, are as follows:

Named Executive Officer	2014 Base Salary	2013 Base Salary
Steven Chan Chief Executive Officer, President, Interim Chief Financial Officer, Treasurer and Secretary(1)	$250,000	$-

Wei-Tai Kwok, Chief Operating Officer (2)	$165,000	$-

Margaret Randazzo, former Chief Executive Officer, President,Chief Financial Officer, Treasurer and Secretary (3)	$225,000	$225,000

(1)  Mr. Chan was hired on April 14, 2014.
(2)  Mr. Kwok was hired on November 7, 2014.
(3)  Ms. Randazzo resigned as Chief Executive Officer and President in April 21014, and as Chief Financial Officer, Treasurer and Secretary in June 2014.

B. Annual and Quarterly Incentives

In 2008, the Compensation Committee established our Executive Bonus Plan (the “Bonus Plan”). Named Executive Officers were to be rewarded bonuses based on whether, in the discretion of the Compensation Committee, our company met certain revenue and operating income goals that aligned with the business plan to achieve profitability. The Compensation Committee believed that the Bonus Plan was appropriate to motivate the Named Executive Officers to focus on expanding our business and managing profitability.

In 2014, the Board of Directors established a target incentive for Mr. Chan of options exercisable for an additional one million (1,000,000) and one million five hundred thousand (1,500,000) shares of Common Stock, respectively, and a target bonus for Mr. Kwok of up to $45,000. According to the terms of the Bonus Plan, certain goals must be achieved before annual incentives are paid. The Named Executive Officers have the opportunity to receive up to 100% of their target incentive at maximum performance.

Our actual performance in 2014 did not meet revenue and operation income goals. The Board of Directors decided to follow the recommendation of the Chief Executive office and to not award any bonuses given the financial results for the year.

C. Long-Term Incentives

The Compensation Committee (or in the absence of the Compensation Committee meeting, the full Board of Directors) has elected to grant restricted stock and stock options to the Named Executive Officers and other key employees as the primary long-term incentive vehicle. In making this determination, the Compensation Committee (or in the absence of the Compensation Committee meeting, the full Board of Directors) considered a number of factors including: the accounting impact, potential value of restricted stock and stock option grants versus other equity instruments and cash incentives, and the alignment of equity participants with stockholders. We determined that grants of restricted stock and stock options:

•	Enhance the link between the creation of stockholder value and executive compensation;

•	Provide an opportunity for equity ownership;

•	Act as a retention tool; and

•	Provide competitive levels of total compensation.

The stock options granted to Mr. Chan and Mr. Kwok in 2014 have either five-year terms with the options vesting in equal installments over a period of three years on each quarterly anniversary of the grant date or five-year terms with the options vesting on the fifth anniversary of the grant date, subject to certain acceleration events.

The Compensation Committee (or in the absence of the Compensation Committee meeting, the full Board of Directors) may make grants of equity awards to Named Executive Officers during regular meetings or by special meetings during the year.

We do not reprice options if our stock price declines after the grant date. We do not seek to time equity grants to take advantage of information, either positive or negative, about us that has not been publicly disclosed. Option grants are effective on the date the award determination is made by the Compensation Committee (or in the absence of the Compensation Committee meeting, the full Board of Directors) and the exercise price of options is the closing market price of our Common Stock on the business day prior to the date of the grant or, if the grant is made on a weekend or holiday, on the prior business day.

D. Benefits

Named Executive Officers are eligible to participate in our standard medical, dental, vision, disability insurance, life insurance plans and other health and welfare plans provided to other full time employees.

Retirement Benefits

Our retirement savings plans help our employees prepare for retirement. Our objectives with regard to retirement savings plans are to provide benefit levels that are competitive when compared to similarly sized companies within our general industry and that are designed with simple and straightforward terms to enable participants to maximize the value they receive from such plans.

All of the Company’s Named Executive Officers are entitled to participate in our 401(k) program.

Employment Agreements and Post Termination Compensation

On May 7, 2012, Margaret Randazzo was appointed as the Company’s interim chief executive officer, president, and secretary. She also continued in her capacity as the chief financial officer. In connection with her appointment as the Company’s interim CEO, the Company entered into an employment agreement pursuant to which the Company agreed to pay Ms. Randazzo an annual gross salary of $225,000 until December 31, 2012 or the earlier closing of the proposed merger transaction which we had been negotiating, upon which a reasonably acceptable successor position would be agreed upon between the parties, with a salary of not less than $225,000 on an annual basis, and a target bonus not less than 45% of the base salary. In addition to Ms. Randazzo’s salary as interim CEO, she was also eligible to participate in the Company’s bonus program (with a target bonus of $100,000, of which 50% would be payable in stock of the Company or a successor employer (valued at the VWAP (Volume Weighted Average Price) for the 10 trading days preceding the consummation of the merger) and 50% would be payable in cash in the last payroll distribution of December 2012), plus health and other benefits programs. There was no bonus paid to Ms. Randazzo’s for the year ended December 31, 2013, due to the Company’s limited financial resources. On July 18, 2013 the Company terminated its merger agreement with CBD. Ms. Randazzo resigned her employment with us in June 2014.

In connection with his appointment, Mr. Chan entered into an employment agreement with us dated April 14, 2014. Pursuant to the Employment Agreement, Mr. Chan is entitled to an annual base salary of $250,000 and is eligible for discretionary performance bonus payments. For the years ended December 31, 2014 and December 31, 2015, the annual bonus that Executive is eligible to receive is a bonus of options exercisable for an additional one million (1,000,000) and one million five hundred thousand (1,500,000) shares of Common Stock, respectively, in each case subject to approval of the both the Compensation Committee and the Board of Directors. Additionally, Mr. Chan was granted options to purchase 9,000,000 shares of our Common Stock with an exercise price equal to our per share market price on the date of issue. These options will vest as to 1/16th of the shares subject to the option on the six month anniversary of the date of issuance, another 1/16th vesting two months after such six months and thereafter vesting as to 1/16th each subsequent quarter. Mr. Chan also executed a related agreement that includes confidentiality obligations and inventions assignments by Mr. Chan.

On April 14, 2015, we amended Mr. Chan’s employment agreement to provide for a “Sale of the Company Bonus.”   Pursuant to the amended agreement, Mr. Chan will be entitled to 5.5% of any sale proceeds should our company or substantially all of its assets be sold.   Additionally, the amended agreement provides that in the case of Mr. Chan’s termination other than for cause or in the event of a change of control, then Mr. Chan will be entitled to six months’ salary, six months’ COBRA payments, and 100% vesting his outstanding but unvested stock options.

In connection with his appointment, Mr. Kwok entered into an employment agreement with us dated November 7, 2014. Pursuant to the Employment Agreement, Mr. Kwok will be entitled to an annual base salary of $165,000 and will be eligible for discretionary performance bonus payments. For the year ended December 31, 2015, the annual bonus that Mr. Kwok is eligible to receive is a bonus of up to $45,000. Additionally, Mr. Kwok was granted options to purchase 9 million shares of our Common Stock with an exercise price equal to our per share market price on the date of issue. Of the 9 million options, 3 million of these options will vest as to one twelfth (1/12 th ) of the shares each quarter, so that the option will be fully vested and exercisable three years from the start date, subject to Mr. Kwok continuing to provide services to us through the relevant vesting dates, and 6 million of these options shall vest upon the fifth anniversary of the start date; provided, that options may be accelerated in increments of 600,000 depending upon achievement by Mr. Kwok of specified performance milestones as set forth in a separate option agreement which shall be measured as of the end of each calendar quarter. Mr. Kwok also executed a related agreement that includes confidentiality obligations and inventions assignments by Mr. Kwok.

 On April 14, 2015, we amended Mr. Kwok’s employment agreement to provide for a “Sale of the Company Bonus.”   Pursuant to the amended agreement, Mr. Kwok will be entitled to 4.5% of any sale proceeds should our company or substantially all of its assets be sold.  Additionally, the amended agreement provides that in the case of Mr. Kwok’s termination other than for cause or in the event of a change of control, then Mr. Kwok will be entitled to six months’ salary, six months’ COBRA payments, and 100% vesting his outstanding but unvested stock options.

III.	Limitation on Deductibility of Executive Compensation

Section 162(m) of the Internal Revenue Code denies a publicly held corporation a federal income tax deduction for the compensation of certain executive officers exceeding $1 million per year. “Performance based” compensation is not subject to the limitations on deductibility and the Compensation Committee strives to structure compensation so as to qualify for deductibility. Currently, we believe all compensation is deductible. However, the Compensation Committee may authorize compensation that may not be deductible when it deems it to be in our best interest of the Company and the best interests of our stockholders.

Summary Compensation Table

The following Summary Compensation Table sets forth certain information about the compensation paid, earned or accrued for services rendered to us in all capacities for the years ended December 31, 2014 and 2013 by our President, Chief Executive Officer, Chief Financial Officer and Chief Operating Officer and our other most highly compensated executive officers (our “Named Executive Officers”). We did not have any other executive officers in the year ended December 31, 2014 and 2013 that were paid or earned compensation in excess of $100,000 for services rendered during such years.

Name and Principal Position	Year	Salary	Stock Awards(1)	Option Awards(1)	All Other Compensation		Total
Steven Chan, President, Chief Executive Officer, interim Chief Financial Officer and Treasurer (4)	2014	$173,296	$—	$—	$597	(3)	$173,893

Wei-Tai Kwok, Chief Operating Officer (5)	2014	$24,433	$—	$—	$—		$24,433

Margaret Randazzo, former President, Chief Executive Officer, Chief Financial Officer, Secretary and Treasurer (6)	2014	$123,700	$21,339	$—	$350	(2)	$145,389
	2013	$216,563	$9,430	$—	$1,200	(2)	$227,193

(1)
The amounts in this column represent the aggregate grant date fair values of the restricted stock and the option awards granted to the executives in each of the years in accordance with stock compensation accounting. See “Stock Incentive Plan” footnote in the Notes to our Consolidated Financial Statements for the year ended December 31, 2014, for a discussion of all assumptions made by us in determining the valuation of the equity awards.

(2)	Represents reimbursement for cell phone expense.
(3)	Represents reimbursement of medical insurance.
(4)	Mr. Chan was appointed our Chief Executive Officer on April 212, 2014, and so amounts shown reflect a partial year.
(5)	Mr. Kwok was appointed our Chief Operating Officer on November 7, 2014, and so amounts shown reflect a partial year
(6)	Ms. Randazzo resigned as our Chief Executive Officer on April 212, 2014, and as our Chief Financial Officer on June 30, 2014.

Outstanding Equity Awards at Year-End

The following table sets forth certain information relating to equity awards outstanding as of December 31, 2014 for the Named Executive Officers.

	Option Awards							Stock Awards
Name	Grant Date	Number of Securities Underlying Unexercised Options Exercisable (#)		Number of Securities Underlying Unexercised Options Unexercisable (#)		Option Exercise Price ($/Sh)	Option Expiration Date	Number of Shares of Stock that Have Not Vested (#)	Market Value of Shares or Units that Have Not Vested ($)
Steven Chan	04/14/2014	1,125,000	(1)	7,875,000	(1)	$0.02	04/13/2019	—	—
	08/06/2014	250,000	(2)	2,750,020	(2)	$0.02	08/05/2019	—	—
	08/06/2014	—	(3)	3,000,000	(3)	$0.02	08/05/2019	—	—
									—
Wei-Tai Kwok	11/07/2014	—	(4)	6,000,000	(4)	$0.02	11/06/2019	—	—
	11/07/2014	—	(2)	3,000,000	(2)	0.02	11/06/2019	—	—

Margaret Randazzo	12/04/2009	18,750	(5)	—	(5)	$4.00	12/03/2014	—	—
	07/26/2010	18,750	(5)	—	(5)	$0.87	07/26/2015	—	—
	02/15/2011	62,500	(5)	—	(5)	$2.16	02/14/2016	—	—
	11/06/2013	1,666,500	(5)	833,500	(5)	$0.03	11/05/2018	—	—

(1)
Options vest as to 1/16th of the shares subject to the option on the six month anniversary of the date of issuance, another 1/16th vesting two months after such six months and thereafter vesting as to 1/16th each subsequent quarter.

(2)	Options vest as to 1/12th of the shares subject to the option on a quarterly basis over a 3 year vesting period.
(3)	Options vest as to 100% of the shares subject to the option on the five year anniversary from the date of grant, subject to accelerated vesting based on certain performance-based metrics.
(4)
Options fully vest on the fifth anniversary of the date of grant; however the options may be accelerated in increments of 600,000 options depending upon achievement of specified performance milestones.

(5)	Options granted vest over a three-year period beginning on each anniversary of the date of grant.

Option Exercises and Stock Vested

The following table sets forth certain information relating to the exercise of stock options and the vesting of stock awards during the year ended December 31, 2014 for each Named Executive Officers.

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)
Steven Chan	—	$—	—	$—

Wei-Tai Kwok	—	$—	—	$—

Margaret Randazzo	—	$—	938,750	$21,339

VOTING SECURITIES AND PRINCIPAL HOLDERS

The following table sets forth information concerning ownership of our Common Stock, as of April 10, 2015, by (i) each person known by us to be the beneficial owner of more than five percent of the outstanding Shares, (ii) each director, (iii) the executive officer and (iv) all of our directors and executive officers as a group. Unless otherwise indicated, we believe that each stockholder has sole voting power and sole dispositive power with respect to the Shares beneficially owned by them.

Name and Address of Beneficial Owner (1)		Amount and Nature of Beneficial Ownership	Percent of Class (2)
Alpha Capital Anstalt Pradafant 7, Furstentums 9490 Vaduz, Liechtenstein	(3)	44,239,325	9.99%
Edward L. Bernstein	(4)	796,333	*
Mark Kalow	(5)	786,586	*
Ron Kenedi	(6)	807,076	*
Ed Roffman	(7)	746,307	*
Margaret Randazzo	(8)	2,424,000	*
Steven Chan	(9)	2,187,480	*
Wei-Tai Kwok	(10)	250,000	*
All Executive officers and directors as a group (7 persons, including the executive officer and directors names above)		7,997,782	2.0%

* Less than 1%

(1)	Unless otherwise indicated, the address for each of the stockholders is c/o Andalay Solar, Inc. 48900 Milmont Drive, Fremont, CA 94538.
(2)
The applicable percentage of ownership for each beneficial owner is based on 398,153,951 shares of common stock outstanding as of April 10, 2015. In calculating the number of shares beneficially owned by a stockholder and the percentage of ownership of that stockholder, shares of common stock issuable upon the exercise of options or warrants, or the conversion of other securities held by that stockholder, that are exercisable within 60 days, are deemed outstanding for that holder; however, such shares are not deemed outstanding for computing the percentage ownership of any other stockholder.

(3)
The holder currently holds $500,000 in convertible notes, which are convertible into 50,000,000 shares. In addition, the holder currently holds warrants to purchase 21,428,437 shares of common stock. The terms of the Convertible Note and of each series of warrant, include provisions under which they are not convertible or exercisable if, upon conversion or exercise, the holder would then beneficially own in excess of 9.99% of the outstanding shares of common stock.

(4)
Includes 678,125 shares of nonqualified stock options which are exercisable for shares of Andalay Solar’s common stock within 60 days of April 10, 2015. Does not include 325,000 shares of nonqualified stock issuable upon exercise of options which vest in November 2015.

(5)
Includes 663,370 shares of nonqualified stock options which are exercisable for shares of Andalay Solar’s common stock within 60 days of April 10, 2015. Does not include 325,000 shares of nonqualified stock issuable upon the exercise of options which vest in November 2015.

(6)
Includes 674,238 shares of nonqualified stock options which are exercisable for shares of Andalay Solar’s common stock within 60 days of April 10, 2015. Does not include 325,000 shares of nonqualified stock issuable upon the exercise of options which vest in November 2015.

(7)
Includes 678,125 shares of nonqualified stock options which are exercisable for shares of Andalay Solar’s common stock within 60 days of April 10, 2015. Does not include 325,000 shares of nonqualified stock issuable upon the exercise of options which vest in November 2015.

(8)
Includes 1,747,750 shares of nonqualified stock options which are exercisable for shares of Andalay Solar’s common stock within 60 days of April 10, 2015. Does not include 833,500 shares of nonqualified stock issuable upon the exercise of options which vest over the next five years.

(9)
Includes 2,187,480 shares of nonqualified stock options which are exercisable for shares of Andalay Solar’s common stock within 60 days of April 10, 2015. Does not include 12,812,520 shares of nonqualified stock issuable upon the exercise of options which vest in various dates over the next five years.

(10)
Includes 250,000 shares of nonqualified stock options which are exercisable for shares of Andalay Solar’s common stock within 60 days of April 10, 2015. Does not include 8,750,000 shares of nonqualified stock issuable upon the exercise of options which vest in various dates over the next five years.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), requires the Company’s executive officers, directors and persons who own more than 10% of the Company’s outstanding common stock to file initial reports of ownership and changes in ownership with the SEC. Based solely upon a review of Forms 3, 4 and 5 and amendments thereto furnished to the Company by such persons, the Company believes that during fiscal 2014 all Section 16(a) filing requirements applicable to its executive officers, directors and greater than ten percent beneficial owners were complied with, except for one Form 3 filing upon Mr. Chan’s initial appointment, one Form 4 for Mr. Chan for an open market securities purchase, and a Form 3 filing for Mr. Kwok upon his initial appointment.

OTHER MATTERS

Submission of Stockholder Proposals for 2016 Annual Meeting

Stockholder proposals may be included in our proxy materials for an annual meeting so long as they are provided to us on a timely basis and satisfy the other conditions set forth in applicable SEC rules. Any proposals by a stockholder intended to be included in the Company’s proxy statement and form of proxy relating to the 2014 annual meeting of stockholders must be received by the Company no later than November 23, 2015. In accordance with the Company’s By-laws, to be properly brought before such meeting of stockholders any nomination or proposal from a stockholder must be received by the Company not earlier than the close of business on December 31, 2015, the 90th day, nor later than the close of business on January 31, 2016, the 60th day, prior to the first anniversary of the date of the preceding year’s annual meeting as first specified in the notice of meeting (without regard to any postponements or adjournments of such meeting after the notice was first given). Nothing in this paragraph shall be deemed to be an undertaking by the Company to include any matter in its proxy statement and form of proxy relating to the 2016 annual meeting of stockholders, and a stockholder proposal may be omitted from such proxy statement and form of proxy statement pursuant to applicable law. Any stockholder proposal should be delivered to the Company, after May 1, 2015, at 48900 Milmont Drive, Fremont, California 94538, Attention: President.

Householding of Proxy Materials

Some banks, brokers and other nominee record holders may employ the practice of “householding” proxy statements and annual reports. This means that only one copy of this Proxy Statement and the accompanying Annual Report may have been sent to multiple stockholders residing at the same household. If you would like to obtain an additional copy of this Proxy Statement and the accompanying Annual Report, please send your request after May 1, 2015 to 48900 Milmont Drive, Fremont, California 94538, Attention: President, telephone (408) 402-9400. If you want to receive separate copies of the Company’s proxy statement and annual report in the future, or if you are receiving multiple copies and would like to receive only one copy for your household, you should contact your bank, broker or other nominee record holder.

Other Matters That May Come Before the Annual Meeting

The Board of Directors is not aware of any other matters to be presented for a vote of the stockholders at the Annual Meeting. If, however, any other matter should properly come before the Annual Meeting or any adjournment thereof, the persons named in the accompanying proxy will vote such proxy in accordance with the directions of the Board of Directors, or in the absence of such directions, in their own best judgment.

ANDALAY SOLAR, INC.
THIS PROXY IS SOLICITED BY THE BOARD OF DIRECTORS
IN CONNECTION WITH THE 2015 ANNUAL MEETING OF STOCKHOLDERS
TO BE HELD AT 9:30 A.M. (PACIFIC DAYLIGHT TIME) ON JUNE 9, 2015

PROXY: STEVEN CHAN and WEI-TAI KWOK, or either of them, are hereby appointed by the undersigned as attorneys and proxies with full power of substitution, to vote at the 2015 Annual Meeting of Stockholders of Andalay Solar, Inc. and at any adjournment(s) or postponement(s) of that meeting.

WITH RESPECT TO ANY MATTER THAT SHOULD PROPERLY COME BEFORE THE ANNUAL MEETING THAT IS NOT SPECIFIED HEREIN, THIS PROXY, WILL BE VOTED IN THE DISCRETION OF THE PROXY HOLDER.
PLEASE SIGN AND DATE AND RETURN PROMPTLY

THE BOARD OF DIRECTORS OF ANDALAY SOLAR, INC.
RECOMMENDS THAT YOU VOTE
FOR ALL NOMINEES LISTED IN PROPOSAL 1, FOR PROPOSAL 2,
FOR PROPOSAL 3, FOR PROPOSAL 4, FOR PROPOSAL 5, AND FOR PROPOSAL 6

PROPOSAL 1.  Election of the following director nominees to serve for the following year and until his successor is elected: Nominees are: Steven Chan, Wei-Tai Kwok, Mark L. Kalow and Ron Kenedi.

FOR ALL NOMINEES	WITHHOLD AUTHORITY FOR ALL NOMINEES	WITHHELD FOR THE FOLLOWING ONLY: (WRITE THE NAME(S) OF THE NOMINEE(S) IN THE SPACE BELOW)
☐	☐

PROPOSAL 2.  Approval of an amendment to our Certificate of Incorporation to increase the number of authorized shares of Common Stock of the Company from 500,000,000 to 1,250,000,000.

FOR	AGAINST	ABSTAIN
☐	☐	☐

PROPOSAL 3.  Approval of the Sixth Modification to the 2006 Incentive Stock Plan (the “Stock Plan”), which will extend the term of the Stock Plan from its current 2016 termination date to 2021.

FOR	AGAINST	ABSTAIN
☐	☐	☐

PROPOSAL 4.  Approval of the Sixth Modification to the Stock Plan, which will increase the total number of shares of stock that Andalay will have the authority to issue from 50 million to 125 million resulting in a net increase in reserved shares for the Company’s employee stock plans of 125 million.

FOR	AGAINST	ABSTAIN
☐	☐	☐

PROPOSAL 5.  Ratification of the appointment of Burr Pilger Mayer, Inc. as the Company's independent registered  public accounting firm for the year ending December 31, 2015.

FOR	AGAINST	ABSTAIN
☐	☐	☐

PROPOSAL 6.  Approval of any adjournments of the meeting to another time or place, if necessary in the judgment of the proxy holders, for the purpose of soliciting additional proxies in favor of any of the foregoing proposal

FOR	AGAINST	ABSTAIN
☐	☐	☐

Dated:
Signature(s) of Stockholder(s):
Title:

Please mark, date and sign exactly as your name appears on this proxy card and return in the enclosed envelope. If acting as executor, administrator, trustee, guardian, etc., you should so indicate when signing. If the signer is a corporation, please sign the full corporate name, by a duly authorized officer. If shares are held jointly, each stockholder named should sign.